Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Everbridge, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered⁽¹⁾	Proposed Maximum Offering Price Per Unit⁽²⁾	Maximum Aggregate Offering Price⁽²⁾	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,235,987⁽³⁾	$28.26	$34,928,993	0.0001476	$5,155.51
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	200,000⁽⁴⁾	$28.26	$5,652,000	0.0001476	$834.24
Total Offering Amounts					$40,580,993		$5,989.75
Total Fee Offsets							$0
Net Fee Due							$5,989.75

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that become issuable under the Everbridge, Inc. 2016 Equity Incentive Plan (the “2016 EIP”) and the Everbridge, Inc. 2016 Employee Stock Purchase Plan (the “2016 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on February 20, 2024.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2016 EIP on January 1, 2024, pursuant to an “evergreen” provision contained in the 2016 EIP.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2016 ESPP on January 1, 2024, pursuant to an “evergreen” provision contained in the 2016 ESPP.